EXHIBIT 3.1

ARTICLE 14
FORUM FOR ADJUDICATION OF DISPUTES

14.1 Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum, the sole and exclusive forum for any current or former stockholder (including any current or former beneficial owner) to bring internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware). For purposes of this article, internal corporate claims means: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law, the Certificate of Incorporation or these Bylaws (as either may be amended or restated) or as to which the General Corporation Law confers jurisdiction upon the Court of Chancery of the State of Delaware; or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this article.

14.2 Enforceability. If any provision of this article shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this article (including, without limitation, each portion of any sentence of this article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.